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Exhibit 10.19

EMPLOYMENT AGREEMENT

        This Employment Agreement is made as of the 30th day of September, 2003 by and between Edward M. Krell (the "Employee"), and Mothers Work, Inc. (the "Company").

        Whereas, Employee and Company previously entered into an employment agreement (the "Original Employment Agreement") providing for certain terms and conditions, and

        Whereas, on the terms and conditions as outlined in this Employment Agreement, the parties desire to replace the Original Employment Agreement with this Agreement.

        Therefore, in consideration of the mutual premises and promises contained in the Agreement, the parties agree as follows:

1.
EMPLOYMENT, TERM AND DUTIES.    The Company hereby employs Employee and Employee hereby accepts employment with the Company, as Executive Vice President—Chief Financial Officer (the "Position") for a period of two years commencing on September 30, 2003, subject to paragraph 2 hereof (the "Term"). Upon the first anniversary hereof and each subsequent anniversary, the Term shall automatically be extended for one additional year, unless the Company or the Employee gives written notice prior to such anniversary date of the Company's or Employee's desire not to extend the Term. The Employee shall render such services and perform such duties for the Company as may be reasonably assigned from time to time by the Company consistent with the Company's Bylaws and with the level of responsibility appropriate to the Position.

2.
TERMINATION.    Except as otherwise provided for herein, the Employee's employment is at will and may be terminated at any time by the Employee or by the Company, with or without cause. For the purposes hereof, the term "cause" shall include fraud, theft, misconduct, negligence, or Employee's unwillingness or refusal to perform his job, but shall not include the inability of Employee to perform his duties and responsibilities hereunder by reason of illness, injury or incapacity. Except in the event of termination of Employee by Company for cause, either party shall provide the other with two weeks' advance notice (or for Employee, such longer period as provided for in the Team Member Handbook) prior to termination of employment. Company may elect to pay Employee two weeks' pay in lieu of such notice period.

        Except in the event of a termination for cause by Company or a resignation by Employee, and except for a termination of employment by Employee or Company in connection with a Change of Control (as defined herein), in the event that Employee's employment is terminated with the Company, (i) the Company will make the lump sum payment to Employee (less applicable deductions and withholdings), within fifteen (15) days after the effective date of the event giving rise to such payment, of the gross amount equal to one year of Employee's then salary, and (ii) all outstanding options that Employee has shall become immediately vested and exercisable. In consideration of and as a condition to receiving the lump sum payment and option vesting, Employee will be required to sign the Company's then standard release agreement.

3.
CHANGE OF CONTROL.    A. If (i) there is a Change of Control during Employee's employment hereunder then this paragraph 3 shall apply, or (ii) if substantial preparations and negotiations for a Change of Control took place during the six months prior to the termination of Employee's employment hereunder, and such Change of Control occurs after termination of Employee's employment hereunder by Company, then in the case of this clause (ii), Employee may elect upon written notice at any time after such event to treat the termination of Employee's employment hereunder by Company as having fallen under this paragraph 3 as part of a Change of Control.

  B. For purposes of this Agreement, a Change of Control shall have occurred if any of the following events shall occur:

  (i)
  the sale, transfer, assignment or other disposition (including by merger or consolidation) by stockholders of the Company, in one transaction or a series of related transactions, of more than thirty-five percent (35%) of the voting power represented by the then outstanding stock of the Company to one or more Persons, other than any such sales, transfers, assignments or other dispositions by such stockholders to their respective Affiliates. For the purposes of this Agreement, (1) "Affiliate" means, with respect to any stockholder of the Company, (x) any Person directly or indirectly controlling, controlled by or under common control with such stockholder, or (y) any officer, director, or general partner of such stockholder; and (2) "Person" means an individual, partnership, corporation, joint venture, association, trust, unincorporated association, other entity, association or group of associated persons acting in concert (except that such term shall not include employees of the Company and current signatories to that certain voting agreement dated March 12, 1993);

  (ii)
  the Company sells all or substantially all of its assets to any other Person in any sale or series of related sales (other than a transaction to which only the Company and one or more of its subsidiaries are parties); or

  (iii)
  any Person becomes a direct or indirect beneficial owner of shares of stock of the Company representing the aggregate of 35% or more of the votes then entitled to be cast at an election of directors of the Company (unless a voting agreement remains in effect in respect of a greater then 51% of such shares).

  C. Within two years from the date of a Change of Control, (i) in the event of a termination of Employee's employment hereunder by Employee pursuant to this paragraph 3 (other than per paragraph 3(A)(ii)), or (ii) the termination of Employee's employment hereunder by Company, Employee shall be entitled to receive all accrued but unpaid (as of the effective date of such termination) salary, and benefits, along with the lump sum payment to Employee (less applicable deductions and withholdings) within fifteen (15) days after the effective date of the event giving rise to such payment, of the gross amount equal to (a) two years of Employee's then salary or the highest salary paid to Employee at any time by the Company, plus (b) two years of Employee's target bonus, which target shall be at the greater of (x) 50% of annual salary per clause (a) above, or (y) the target bonus percentage then in effect, plus (c) two years of other Company provided benefits, including health insurance and car allowance. Instead of paying Employee for such other benefits, the Company may instead continue to provide such benefits. Provided however, that if this Agreement is assumed by any successor to all or substantially all of the Company's assets and business, such payments shall be the joint and several obligation of the Company and such purchaser. All outstanding options shall become immediately vested and exercisable. Except as specifically set forth in this paragraph 3, all salary, benefits and other amounts payable by the Company to Employee shall cease at the time of such termination, subject to the terms of any benefit or compensation plans then in force and applicable to Employee.

        In the event of a termination of employment falling under this paragraph 3, the Company shall also pay for full outplacement services for Employee, such payment to be made to an agency selected by Employee, based upon the customary fees charged by nationally rated firms engaged in such services.

4.
EXTENT OF SERVICES:    The Employee shall devote Employee's entire working time, attention and energies during the Company's normal business hours to the business of the Company and shall not, during the term of this Agreement, be engaged in any other business activity which interferes with the Employee's duties hereunder or which violates this Agreement, whether or not such activity is pursued for gain, profit or other pecuniary advantage unless Employee receives prior written approval from the Chairman/CEO.

5.
COMPENSATION AND BENEFITS:    The Company shall pay to the Employee and the Employee agrees to accept from the Company, in full payment for the Employee's services hereunder, the annual salary of $360,000 or as otherwise agreed to by the parties. The Employee shall receive such benefits as are customarily provided by the Company to employees as described in the Company's Team Member Handbook and in the Company's benefit summary plan descriptions and plan documents, which are subject to change from time to time, within the sole discretion of the Company and in accordance with applicable law. If the Employee gives notice of termination that is, from the last day of employment, less than the period provided for in the Company's Team Member Handbook or as otherwise indicated by Company, the Employee shall forfeit any Company benefits or other monies due (vacation, etc.).

6.
CONFIDENTIAL INFORMATION:    Confidential Information means information which the Company regards as confidential or proprietary and which the Employee learns or develops during or related to their employment, including, but not limited to, information relating to:

a.
the Company's products, suppliers, pricing, costs, sourcing, design, fabric and distribution processes;

b.
the Company's marketing plans and projections;

c.
lists of names and addresses of the Company's employees, agents, factories and suppliers;

d.
the methods of importing and exporting used by the Company;

e.
manuals and procedures created and/or used by the Company;

f.
trade secrets or other information that is used in the Company's business, and which give the Company an opportunity to obtain an advantage over competitors who do not know such trade secrets or how to use the same; and

g.
software in various stages of development (source code, object code, documentation, flow charts), specifications, models, data and customer information.

Employee assigns to Company any rights Employee may have in any Confidential Information. Employee shall not disclose any Confidential Information to any third-party or use any Confidential Information for any purposes other than as authorized by the Company.

7.
SURRENDER OF MATERIALS:    The Employee hereby agrees to deliver to the Company promptly upon request or on the date of termination of the Employee's employment, all documents, copies thereof and other materials in the Employee's possession pertaining to the business of the Company and its customers, including, but not limited to, Confidential Information (and each and every copy, disk, abstract, summary or reproduction of the same made by or for the Employee or acquired by the Employee), and thereafter to promptly return documents and copies thereof and other material in the Employee's possession. The Employee will be responsible for the value of all Company or customer property that is not timely returned. Employee authorizes the Company to deduct the fair market value of such property from any monies owed to Employee.

8.
DISCLOSURE OF INFORMATION AND SOLICITATION OF EMPLOYEES; NON-COMPETE; CONFIDENTIAL INFORMATION OF THIRD PARTIES:    The Employee acknowledges that the Company has developed and maintains at great expense, a valuable supplier network, supplier contacts, many of which are of longstanding, product designs, and other information of the type described in paragraph 6 of this Agreement, and that in order to pursue Employee's employment gainfully under the Agreement, Employee will be given Confidential Information concerning such suppliers and products, including information concerning such suppliers' purchasing personnel, policies, requirements, and preferences, and such product's design, manufacture and marketing.

  a.
  Accordingly, the Employee agrees that during the period of Employee's employment and for twenty-four (24) months after termination of employment with the Company by Employee or by Company, for any reason, with or without cause, the Employee will not directly or indirectly:

  (i)
  on Employee's behalf or on behalf of any other person or entity, perform any act with respect to the design, manufacture, sale, attempted sale or promotion of the sale of any Conflicting Product.

  (ii)
  own, manage, operate, finance, join, control, or participate in the ownership, management, operation, financing or control of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit Employee's name to be used in connection with any: (a) entity offering for sale or contemplating offering for sale any Conflicting Product, or (b) any entity which during the twenty-four (24) month period prior to such termination was contacted by or the responsibility of the Employee or any person under the Employee's supervision or direction; this includes applicable agents and suppliers, or (c) Competing Business, or (d) any entity which would require by necessity use of Confidential Information.

      The term "Conflicting Product" shall mean any product, process or service which is the same as, similar to, or in any manner competitive with any Company product (which includes third-party products that are distributed by Company), process, or service. Conflicting Product includes, but is not limited to maternity and nursing apparel and related accessories.

      The term "Competing Business" shall mean any business or enterprise engaged in the in the design, manufacture or sale of any maternity or nursing apparel or related accessories, or in any other business engaged in by the Company at the time of Employee's termination of employment from the Company within: (x) a state or commonwealth of the United States or the District of Columbia, or (y) any foreign country, in which the Company has engaged in any such business within the prior year or has undertaken preparations to engage.

  b. During the period of Employee's employment by the Company and for twenty-four (24) months thereafter, the Employee will not induce, attempt to induce or in any way assist any other person in inducing or attempting to induce any employee or agent of the Company to terminate their relationship with the Company. Further, during such period Employee will not directly or indirectly, on Employee's own behalf or on behalf of any other person or entity, employ or solicit for employment any current or former Company employee or agent.

  c. If there is a breach or threatened breach of any of the foregoing provisions of this section, or any other obligation contained in this Agreement, the Company shall be entitled to an injunction restraining the Employee from any such breach without the necessity of proving actual damages, and the Employee waives the requirement of posting a bond. Nothing herein, however, shall be construed as prohibiting the Company from pursuing other remedies for such breach or threatened breach.

  d. Employee agrees not to disclose to Company or use for its benefit any confidential information that Employee may possess from any prior employers or other sources.

9.
OTHER CONDITIONS OF EMPLOYMENT:    The Employee shall be subject to other terms and conditions of employment as set forth in the prevailing Company: a) Team Member Handbook,

  b) commission, bonus or stock option programs and c) any other Company policies or benefits, all of which shall be subject to interpretation and change from time to time at the sole discretion of the Company.

10.
GOVERNING LAW AND RELATED MATTERS:    This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania. Employee agrees that in the event of any violation of this Agreement, or any other matter arising out of or relating to this Agreement, an action may be removed to or commenced by Employer in any federal or state court of competent jurisdiction in the Commonwealth of Pennsylvania. Employee hereby waives, to the fullest extent permitted by law, any objection that Employee may now or hereafter have to such jurisdiction or to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that such suit, action or proceeding has been brought in an inconvenient forum. Employee agrees that effective service of process may be made upon Employee by mail to any address Employee has provided to Company. In the event either party files suit against the other for any reason, or in the event either party is otherwise involved in litigation concerning this Agreement or the employment relationship between the parties, and a court of competent jurisdiction finds in favor of a party on any such matter, the losing party shall reimburse the prevailing party its reasonable costs and attorney's fees incurred in connection with such suit.

  The various parts of this Agreement are intended to be severable. Should any part be rendered or declared invalid be reason of any legislation or by a decree of a court of competent jurisdiction, such part shall be deemed modified to the extent required by such legislation or decree and the invalidation or modification of such part shall not invalidate or modify the remaining parts hereof. Without limiting the generality of the foregoing, if the scope of any covenant contained in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law. The Employee agrees that such scope may be judicially modified accordingly.

11.
SUCCESSORS AND ASSIGNMENT:    The Company may assign its interest in connection with this Agreement to any affiliate or in connection with the sale of its business, provided that such successor assumes in writing all of the obligations of the Company under this Agreement, and further subject, however, to Employee's rights to termination as provided in paragraph 3 hereof.

12.
ENTIRE AGREEMENT:    This Agreement represents the full and complete understanding between the Company and the Employee with respect to the subject matter hereof and supersedes all prior representations and understandings, whether oral or written and, except as provided for herein, shall not be modified except upon written amendment executed by Employee and an officer of Company holding the position of Vice President or above.

13.
ACKNOWLEDGMENT:    Employee acknowledges that Employee was provided with an unsigned copy of this Agreement in advance of accepting employment or in advance of continuing employment and/or receiving an offer of additional consideration, such as stock options or a bonus payment, and was accorded ample opportunity to read, ask questions, seek clarification, and seek whatever counsel relative to the Agreement Employee desired. Employee further acknowledges receipt of a signed copy of this Agreement and that Employee has read and understands all of its terms and conditions.

        IN WITNESS WHEREOF, the parties have executed this instrument the day and year above and below written.

Mothers Work, Inc.		Edward M. Krell
By:	/s/ DAN W. MATTHIAS	By:	/s/ EDWARD M. KRELL
Title:	CEO/Chairman	Title:	EVP-CFO
Date:	12/17/03	Date:	12/17/03
Executed At: Philadelphia, PA

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  Exhibit 10.19